EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DDMG Beats Revenue and Earnings Estimates, Reporting 1st Quarter
Revenues of $31.1 Million and EPS Loss of $0.37 per share

PORT ST. LUCIE, Fla., May 16, 2012 — Digital Domain Media Group (NYSE: DDMG) today reported revenue of $31.1 million and a GAAP net loss attributable to common stockholders of $14.8 million, or $0.37 per basic share, for the first quarter ended March 31, 2012. For clarification purposes, the company’s results exceeded consensus analyst estimates of $26.5 million in revenues and a consensus expected GAAP net loss of $17.1 million, or $0.40 per basic share.

“We are continuing to build our company beyond the traditional work-for-hire VFX business,” said John Textor, Chairman and CEO of Digital Domain Media Group.  “In the first quarter, we made significant progress as we opened Tradition Studios, our original-content family feature animation studio, began classroom instruction at the Digital Domain Institute and started filming on our first feature film co-production, the highly anticipated and globally recognized Ender’s Game. More recently, the first product of our Virtual Performance business, a virtual Tupac Shakur who performed at the Coachella Music festival, launched an entirely new form of entertainment.”

Business developments since the beginning of the first quarter include:

•                  The company launched its Virtual Performer business on April 14, when a virtual Tupac Shakur joined his friends Dr. Dre and Snoop Dogg onstage at the Coachella Music Festival and together they performed two numbers. As a result of the overwhelming response to this technological achievement, we have received a large number of requests for similar projects. We are carefully reviewing those to determine which best fit our business model of partnering with holders of intellectual property, such as music rights, and owners of venues. This model is consistent with our objective of moving our business away from a work-for-hire model and into a co-production model in which we have an equity participation in performance and product revenues that result from our work

•                  Digital Domain Media Group executed a non-binding Memorandum of Understanding to establish a significant Digital Production Studio and Digital Domain Institute in Abu Dhabi.  The MOU represents the completion of the company’s evaluation of potential sites and partners within the Gulf region and the decision to enter into exclusive discussions with Abu Dhabi. The company expects to formalize its agreements with the Abu Dhabi entities in the very near term and formally announce specifics of the initiative during a joint announcement event at the Cannes Film Festival later this week.

•                  The company completed a $35 million senior convertible note offering to a group of institutional investors and issued an $8 million subordinated secured convertible note to its existing senior lender to refinance existing debt held by such lender. These transactions retired existing senior notes that would otherwise have been due in 2012.

•                  Ender’s Game, a live-action feature film co-production between Digital Domain Media Group, OddLot Entertainment and Summit/Lionsgate, commenced principal photography in New Orleans, Louisiana during the first quarter, representing the first example of the company’s transformation from a work-for-hire model to one of content ownership.

•                  Digital Domain Media Group secured its first third-party co-production, investment and distribution agreement for The Legend of Tembo, its first animation feature film production. The agreement with Beijing Galloping Horse Film Co. of China provides both direct production investment as well as a distribution partner in the greater territories of the People’s Republic of China.

•                  Digital Domain Media Group executed an Amended and Restated Formation and Joint Venture Agreement with Beijing Galloping Horse Film Co. of China that fully defines the contributions of the parties in what we believe is the first large-scale initiative of a global visual effects industry leader to address China’s quickly increasing demand for high-end, American-driven digital film and animation production values.  Digital Domain Media Group and Beijing Galloping Horse Film Co. will each own 50 percent of The Digital Domain - Galloping Horse Studio. Digital Domain Media Group will contribute its technology and expertise in operating a VFX operation and will be responsible for designing the facility and for training personnel. Beijing Galloping Horse Film Co. will provide the land for the Studio and will be responsible for the construction and build-out costs for the new facility, together expected to total approximately $50 million.

•                  As of May 14, 2012, our revenue backlog was $100.3 million, an increase of 40% from $71.7 million at the comparable time of the prior year.  This growth reflects an increase in projected future revenue reflected by feature film contracts that we are either currently working on or have been awarded by customers.  We do not disclose backlog for television commercial work as that business operates with less forward visibility than our feature film business.  Historically, our television commercial business has generated approximately $20 million in revenue annually.

•                  On January 3, 2012, we completed construction of Tradition Studios, a 130,000 square foot feature animation studio in Port St. Lucie, Florida that was funded by a $40 million tax-exempt bond financing provided by the city of Port St. Lucie.  The facility is now occupied by more than 300 employees, substantially ahead of promised job creation targets, who are highly experienced (or have completed advanced training) and have the skills to meet Digital Domain production standards in the areas of visual effects, 2D-to-3D stereoscopic conversion and full length feature animation filmmaking.

“With a long list of transformational accomplishments in the first quarter,” Textor continued, “we are pleased to remain ‘on plan’ as we grow our business.  As we continue to deliver on the promises that we have made to both taxpayers and shareholders, we look forward to our continued migration to a content ownership business model and the expected near-term impact of exciting new forms of entertainment, such as our virtual performance business.”

Business Model and Profitability Outlook

“As we report our financial results, with a combination of established business segments and new expansion initiatives, we feel it is important to provide a reminder of the logic of our business model and the metrics that are critical to our goal of achieving a level of positive operating cash flow in 2012,” Textor commented.  “As we leverage our visual effects work-for-hire business as a platform to engage in other, more lucrative business opportunities, we have also used substantial grant funding from government relationships to mitigate the risk of our business expansion and associated launch expanses.”

The following unaudited table presents an analysis of operations for the three months ended March 31, 2012 and 2011, revealing the impact of new business launch expenses, such as unutilized labor in the Visual Effects segment, the deferred margin impact of Ender’s Game in the Visual Effects Co-Production segment, and heavy Florida overhead in the new business Corporate segment

	Three Months Ended March 31, 2012
	Visual Effects Business						Three
	Active	Unutilized	Co- Production				Months Ended
($ Millions)	Productions	Labor	Business	Total	Corporate	Total	3/31/2011
Revenues	$28.0	$—	$2.2	$30.2	$0.9	$31.1	$38.6
Direct costs of revenues	20.6	—	2.2	22.8	—	22.8	23.5
Gross margin	7.4	—	—	7.4	0.9	8.3	15.1
Gross margin %	26.4%	—	0.0%	24.5%	100.0%	26.7%	39.1%
Unutilized labor:
Florida expansion	—	2.3	—	2.3	—	2.3	—
International expansion	—	1.3	—	1.3	—	1.3	—
Digital Domain Productions	—	1.1	—	1.1	—	1.1	0.5
Total unutilized labor	—	4.7	—	4.7	—	4.7	0.5
Allocated Overhead, Production and other costs	5.4	—	—	5.4	—	5.4	6.9
Total costs of revenues, excluding depreciation and amortization	26.0	4.7	2.2	32.9	—	32.9	30.9
Gross profit (loss)	2.0	(4.7)	—	(2.7)	0.9	(1.8)	7.7
Gross profit (loss) %	7.1%	0.0%	0.0%	(8.9)%	100.0%	(5.8)%	19.9%
Depreciation expense	—	—	—	—	3.6	3.6	2.9
Selling, general and administrative expenses	0.4	—	—	0.4	10.6	11.0	10.8
Amortization expense	—	—	—	—	0.9	0.9	0.9
Operating income (loss)	$1.6	$(4.7)	$—	$(3.1)	$(14.2)	$(17.3)	$(6.9)
Operating income (loss) %	5.7%	0.0%	0.0%	(10.3)%	(1577.8)%	(55.6)%	(17.9)%

Again, we would like to highlight the fact that these launch and training costs were underwritten by the grants we secured to fund our Florida expansion. Because the grant revenue will be received over time while the training costs are incurred immediately, this beneficial funding mechanism has a negative effect on our results of operations in the short term. At March 31, 2012, we had in excess of $34 million in grants recorded on our balance sheet as deferred revenue which will be recognized into income, as pure profit flow-through, over the coming years.  In addition to grants of land aggregating $20.3 million, we have received cash grants of $29.9 million inception to date.  These proceeds have been used to fund our Florida operations.

It may also be helpful to compare the cumulative new business launch expenses in Florida to the grant awards, and actual grant receipts, that helped to fund such expenses.  The following table demonstrates that job creation grants received to date are still in excess of total cumulative payroll costs in Florida since inception.  Such grants are also in excess of total launch costs in Florida, with approximately $30 million in Florida grant value yet to be received, as shown below (in millions):

Total Florida Grants Awarded (excl bonds)	$79.7

Total Grants Received to Date	$49.8
Cumulative Florida Payroll (excl Sr Mgmt)	$24.5

Excess Funded to other DDMG Expansion Costs	$25.3

Notwithstanding the benefits of our grant funded expansion approach, we remain focused on a path to profitability that is clearly defined by the reduction of unutilized labor to normalized levels in our core business and the conversion of unutilized training labor in our international and Florida initiatives into productive visual effects and animation resources.  We are now seeing high quality animation and visual effects productivity, and the beginnings of revenue projects, supported by this newly trained labor.  The continuation of this trend is key to achieving operating cash flow levels in 2012.  Additional drivers of profitability are expected to come from our developing virtual performance business and the continued, successful implementation of our content ownership strategies in live-action co-productions and original content, family focused feature animation.  Anticipated new grant revenues, and reduced cost environments, related to the international expansion of our core visual effects business and our education business are also expected to have a profound and positive impact on our profitability in the immediate years.

First Quarter Results

For the three months ended March 31, 2012, total revenues were $31.1 million, compared to revenues of $38.6 million for the same period of 2011. However, revenues increased 47 percent in the first quarter of this year from the fourth quarter of 2011.

Feature film revenues declined $4.3 million in the first quarter of 2012 compared to the same period in 2011 as the company worked on four features in the 2012 quarter compared to five in the 2011 period. The lower revenue from relatively-large features was offset in part by a larger amount of work on smaller projects. Commercials revenue also declined in the first quarter of this year as the 2011 quarter included several relatively large projects that were not replaced in the 2012 quarter. Overall, the number of projects we completed in the first quarter of 2012 declined from the number in the first quarter of 2011.  The company has seen a sharp increase in demand for our commercials services during the first quarter, and continuing into the second quarter and, therefore, expects the commercials segment to remain healthy through the full year 2012.

The decrease in the gross margin percentage of revenues in the first quarter of this year, as compared to the same period of the prior year, was primarily impacted by the inclusion of co-production revenues of $2.2 million from our work on Ender’s Game at 100 percent of the direct cost of revenues because we are investing the gross margin on our work as part of our equity in the film.  Direct costs as a percent of revenue also increased on some of our larger work-for-hire projects, as increased competition for that work has pressured margins. The charge for unutilized labor is the result of the decision to retain the company’s trained and experienced labor force in anticipation of future projects and the ramp-up of our feature film business at the new Tradition Studios in Florida, which was heavily funded by grants.  The cost of unutilized labor in the first quarter is 16 percent lower than the charge in the fourth quarter of 2011 as we have begun to employ those people on new projects. Production and other costs were relatively constant as a percentage of revenue in the first quarter of 2012 and the first quarter of 2011.

“The revenue flows in our work-for-hire feature film VFX business can occasionally be erratic as we work on a limited number of large projects that can substantially impact revenue,” commented Mr. Textor. “We offset the impact of the feature film schedule by bidding on a number of smaller projects, but the ultimate solution is our transition to a business model where we have equity ownership in the properties and can better schedule our workflow.

“Looking forward, we expect to see continued erosion of our gross margin as co-production projects, such as Ender’s Game and The Legend of Tembo, account for a greater percentage of our total revenue. However, the charge for unutilized labor will decrease as we commence work on those films and continue work on films for which we are creating the VFX on a work-for-hire basis, such as G.I. Joe: Retaliation and Jack the Giant Killer. We also anticipate that the next project in our Virtual Performance business will absorb some of this unutilized labor.”

“Over the longer term, we expect that the operating results of our core visual effects business will improve materially through our new model that includes box office participation as we transform our business away from pure work-for-hire into one of content ownership. In addition, we will benefit from the timing difference in the receipt of grant money to support our new businesses in Florida, where we will have already incurred the costs related to those grants, reversing the current position where our costs are greater than the grant receipts.”

The operating loss for the first quarter of 2012 was $17.3 million as compared to an operating loss of $6.9 million for the same period of the prior year. SG&A expense was relatively consistent between these periods as a decline in share-based compensation expense in the current period was offset by increases in other operating expenses, including payroll expense, occupancy costs and professional fees.

The company reported a net loss attributable to common stockholders for the three-month period ending March 31, 2012, of $14.8 million, as compared to a net loss attributable to common stockholders of $39.1 million for the same period of 2011. This improvement is attributable to the mark-to-market of certain convertible debt and warrants that were converted or changed into equity at the time of the company’s IPO. In the first quarter of 2011, the mark-to-market adjustment resulted in a non-cash accounting charge of $29.0 million; in the first quarter of 2012, the adjustment resulted in non-cash accounting income of $4.3 million.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended March 31, 2012, is reported as a loss of $9.2 million, compared to a profit of $2.0 million for the same period of the prior year.  Management uses Adjusted EBITDA as a proxy for operating cash flow in part to adjust grant revenue amortization to cash-based accounting as it analyzes the business. This change resulted primarily from the revenue and margin effects discussed above. In the financial tables presented below is a reconciliation of net loss before non-controlling interests, the most comparable GAAP financial measure, to Adjusted EBITDA.

Conference Call

Management of Digital Domain Media Group will host a conference call to discuss first quarter financial results and recent developments beginning at 11:00 am EDT on Wednesday, May 16, 2012. The conference call will be broadcast live over the Internet, hosted at the Investor Relations section of the Company’s website at http://www.ddmg.co. The call can also be accessed via telephone by calling 866-356-3093 (U.S.) or 617-597-5381 (International) and using the passcode 59159073

An archived replay of the call will be available via webcast at www.ddmg.co or for seven days by dialing 888-286-8010, or 617-801-6888 for international callers. The passcode for the telephone replay is 46244370.

About Digital Domain Media Group

Digital Domain Media Group (NYSE: DDMG) leverages its expertise in digital visual effects (VFX) and computer-generated (CG) animation across a group of interrelated businesses. At its foundation is Digital Domain Productions (DDPI), an award-winning digital production company founded in 1993. This leading provider of visuals has contributed to more than 90 major motion pictures, including Titanic, the Transformers series, Real Steel and TRON: Legacy, as well as hundreds of commercials. DDPI also converts two-dimensional (2D) imagery to three-dimensional (3D) imagery and holds key patents in this area. Mothership, a DDPI subsidiary, focuses on creating advertising, entertainment and branded content from concept to completion, across multiple media platforms. DDMG, its work and its employees have been recognized with numerous awards, including seven from the Academy of Motion Picture Arts and Sciences. The company is building on its success in VFX to participate as a co-producer in major studio productions and is currently in production on the upcoming live-action sci-fi feature film Ender’s Game. DDMG is also applying its CG expertise to produce original, family-friendly animated feature films at its subsidiary Tradition Studios. The first movie, The Legend of Tembo, is in pre-production and two more features are in development. The company’s education subsidiary, the Digital Domain Institute, sets a new standard in digital media education through a pioneering public-private partnership with The Florida State University College of Motion Picture Arts. DDMG is expanding its worldwide footprint of the highest quality visual effects and animation at the lowest possible cost through global partnerships in India and China. The company has studios in Los Angeles, San Francisco, Florida, Vancouver, Mumbai and London, and is currently establishing a studio in Beijing. http://www.ddmg.co

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include comments about the company’s plans, prospects, strategies and future performance. They are made on the basis of our management’s current expectations and beliefs, as well as a number of assumptions regarding future events and business performance as of the time the statements are made. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the company’s control. These could cause actual results to differ materially from the results expressed or implied in the forward-looking statements.

Such differences may result from actions taken by the company, as well as from developments beyond the company’s control, including, but not limited to:

•                                    price volatility of the company’s common stock;

•                                    changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•                                    our dependence on a limited number of large projects each year, and the timing of revenue flows from those projects;

•                                    developments in the status of strategic initiatives taken by the company;

•                                    audience acceptance of feature films we may co-produce; and

•                                    rapid technological developments, including new forms of entertainment.

Further information on these and other factors and risks that could affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including under the heading “Risk Factors” in our Form 10-K filed March 30, 2012. These documents are available on the SEC Filings subsection of the Investors section of the

Company’s website at http://www.ddmg.co/. Information on our website is not part of this press release.

All information provided in this press release is as of May 16, 2012, and the Company undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

About the Presentation of Adjusted EBITDA

Non-GAAP Adjusted EBITDA represents net income (loss) adjusted for (1) interest expense, net of interest income, (2) income tax provision (benefit), (3) depreciation and amortization, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) amortization of debt and equity issuance costs, (7) other (income) expense and (8) our grant receipts from government agencies that were received in a given period so that these receipts are reflected on a cash basis. Items (1) through (7) are excluded from net income (loss) internally when evaluating our operating performance. Item (8) is included as we believe this adjustment for grant receipts is indicative of our core operating performance both because it reflects our ability to secure and receive grant receipts in a given period and such receipts are matched with the expenses associated with initiating the business operations that those grant receipts were designed, in part, to offset. Management believes Non-GAAP Adjusted EBITDA allows investors to make a more meaningful comparison between our operating results over different periods of time, as well as with those of other companies in our industry, because it both includes grant receipts from government agencies and excludes items such as interest expense and other adjustments related to financing activities that we believe are not representative of our operating performance.

We believe that Non-GAAP Adjusted EBITDA, which is a non-GAAP financial measure, when viewed with our results under U.S. GAAP and the accompanying reconciliations, provides useful information about our operating performance and period-over-period growth, and provides additional information that is useful for evaluating our operating performance. Additionally, we believe that Non-GAAP Adjusted EBITDA provides a more meaningful comparison of our operating results against those of other companies in our industry, as well as on a period-to-period basis, because this measure both includes grant receipts from government agencies and matches such receipts with the expenses that those grant receipts were designed, in part, to offset and excludes items that are not representative of our operating performance, such as the fair value adjustments associated with our historical financings as a private company. We believe that including these costs and excluding cash grant receipts in our results of operations results in a lack of comparability between our operating results and those of our peers in the industry, the majority of which do not have comparable start-up costs or amortization costs related to intangible assets. However, Non-GAAP Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and, accordingly, should not be considered as an alternative to net income (loss) as an indicator of operating performance.

Contact:

Investors:	Shannon Burns, Vice President, Investor Relations
sburns@media.d2.com
772-345-8105

Media:	Julie Miller
Director, Communications & Marketing, Digital Domain
jmiller@d2.com
310-664-3412

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31,	December 31,
	2012	2011
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$2,452	$29,413
Other current assets	19,248	13,259
Total current assets	21,700	42,672
Property and equipment, net	80,626	80,141
Goodwill and intangible assets, net	59,839	60,702
Film inventory	21,341	6,925
Other assets	6,688	7,401
Total assets	$190,194	$197,841

Liabilities, Preferred Stock and Stockholders’ Equity:
Current liabilities:
Short-term debt, net	$6,182	$17,612
Government bond obligations, short-term	4,382	3,399
Accounts payable and accrued liabilities	22,316	21,474
Other current liabilities	22,250	19,941
Total current liabilities	55,130	62,426
Warrant and other debt-related liabilities, long-term	16,814	20,930
Long-term debt, net	18,126	455
Deferred revenue land grant, long-term	19,644	19,775
Government bond obligations, long-term	34,787	36,155
Other long-term liabilities	25,925	22,212
Total liabilities	170,426	161,953
Convertible preferred stock	—	—
Stockholders’ equity:
Total stockholders’ equity before non-controlling interests	15,089	29,450
Non-controlling interests	4,679	6,438
Total stockholders’ equity	19,768	35,888
Total liabilities, preferred stock and stockholders’ equity	$190,194	$197,841

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In Thousands, except Share and Per Share Data)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Revenues:
Revenues	$30,158	$37,904
Grant revenues from governmental agencies	878	653
Licensing revenues	90	—
Tuition revenues	15	—
Total revenues	31,141	38,557
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	32,922	30,922
Depreciation expense	3,631	2,870
Selling, general and administrative expenses	10,979	10,849
Amortization of intangible assets	863	863
Total costs and expenses	48,395	45,504
Operating loss	(17,254)	(6,947)
Other income (expenses):
Interest and finance (expense) credit:
Issuance of and changes in fair value of warrant and other debt-related liabilities	4,284	(28,965)
Amortization of discount and issuance costs on notes payable	(1,599)	(3,013)
Interest expense on notes payable	(670)	(502)
Interest expense on capital and governmental lease obligations	(670)	(318)
Other income (expense), net	353	1,067
Loss before income taxes	(15,556)	(38,678)
Income tax expense	9	250
Net loss before non-controlling interests	(15,565)	(38,928)
Net loss (income) attributable to non-controlling interests	733	(197)
Net loss attributable to Digital Domain Media Group, Inc.	$(14,832)	$(39,125)
Statements of Comprehensive Loss:
Net loss attributable to common shareholders	$(14,832)	$(39,125)
Unrealized gain from foreign currency translation	37	63
Comprehensive loss	$(14,795)	$(39,062)
Weighted average number of common shares outstanding:
Basic	39,977,777	14,184,609
Diluted	42,839,565	14,184,609
Basic income (loss) per share:
Loss before non-controlling interests	$(0.39)	$(2.75)
Net loss (income) attributable to non-controlling interests	0.02	(0.01)
Basic loss per share attributable to common stockholders	$(0.37)	$(2.76)
Diluted income (loss) per share:
Loss before non-controlling interests	$(0.45)	$(2.75)
Net loss (income) attributable to non-controlling interests	0.02	(0.01)
Diluted loss per share attributable to common stockholders	$(0.43)	$(2.76)

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Three Months Ended March 31
	2012	2011
	(Unaudited)

Net cash used in operating activities	$(21,848)	$(17,706)
Net cash used in investing activities	(2,889)	(3,732)
Net cash (used in) provided by financing activities	(2,299)	15,661
Effect of exchange rates on cash and cash equivalents	75	84
Net decrease in cash and cash equivalents	(26,961)	(5,693)
Cash and cash equivalents at beginning of period	29,413	11,986
Cash and cash equivalents at end of period	$2,452	$6,293

DIGITAL DOMAIN MEDIA GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ADJUSTED EBITDA

(In Thousands, except Share and Per Share Data)

	Three Months Ended March 31
	2012	2011
	(Unaudited)

Net loss before non-controlling interests	$(15,565)	$(38,928)
Add back (reverse) charges (income) pertaining to:
Share-based compensation expense	1,878	4,409
Income tax expense	9	250
Interest expense, net	2,939	3,833
Depreciation expense	3,631	2,870
Amortization of intangible assets	863	863
Changes related to fair value of warrant and other debt-related liabilities	(4,284)	28,965
Other EBITDA adjustments:
Grant cash receipts in excess of (less than) grant revenue recognized	1,372	(653)
Write-off of deferred offering costs	—	434
Adjusted EBITDA	$(9,157)	$2,043